UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2009

Grand River Commerce, Inc.
(Exact name of registrant as specified in its charter)

Michigan	333-147456	20-5393246
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4471 Wilson Ave., SW, Grandville, Michigan	49418
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (616) 531-1943

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On April 30, 2009, Grand River Commerce, Inc. (the “Company”) completed its initial public offering of common stock.  In its initial offering, the Company sold 1,700,520 shares of its common stock for total proceeds of $17,005,200.  On the same date, the Company acquired 100% of the authorized, issued, and outstanding shares of common stock, par value $0.01 per share, of Grand River Bank (the “Bank”).  The Bank issued 1,500,000 shares of its common stock to the Company at a price of $8.46 per share or an aggregate price of $12,690,000 (the “Purchase Price”).  This amount reflected the amount required to be invested in the Bank by the Company in order for the Bank to begin operations.  The Company paid the Purchase Price in cash.

The Bank was formed to be a wholly-owned subsidiary of the Company, and each member of the Board of Directors of the Company is a member of the Board of Directors of the Bank.  The Company’s executive officers are also executive officers of the Bank.  Prior to its acquisition by the Company, the Bank had no operations, assets, or liabilities.

 Item 9.01.                    Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.  Because the Bank had no operations, assets, or liabilities prior to its acquisition by the Company, this item is not applicable.

(b) Pro Forma Financial Information.  Because the Bank had no operations, assets, or liabilities prior to its acquisition by the Company, this item is not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAND RIVER COMMERCE, INC.

Date: May 6, 2009	By:	/s/ Robert P. Bilotti
Robert P. Bilotti
President and Chief Executive Officer